Exhibit 1.1

EXECUTION VERSION

TREEHOUSE FOODS, INC.

UNDERWRITING AGREEMENT

dated August 25, 2020

J.P. MORGAN SECURITIES LLC

Underwriting Agreement

August 25, 2020

J.P. Morgan Securities LLC

As Representative of the

several Underwriters listed

in Schedule 1 hereto

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

TreeHouse Foods, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom J.P. Morgan Securities LLC is acting as representative (the “Representative”), $500,000,000 principal amount of its 4.000% Senior Notes due 2028 (the “Notes”). The Notes will be guaranteed (collectively, the “Guarantees”) by each of the subsidiary guarantors named in Schedule 2 hereto (the “Guarantors”). The Notes and the Guarantees are collectively referred to herein as the “Securities.” The Securities will be issued pursuant to an indenture, dated as of March 2, 2010, among the Company, the Guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (the “Base Indenture”). Certain terms of the Securities will be established pursuant to a supplemental indenture dated as of the Closing Time (as defined below), among the Company, the Guarantors and the Trustee (the “Supplemental Indenture”) to the Base Indenture (together with the Base Indenture, the “Indenture”).

The Company and the Guarantors hereby confirm their agreement with the several Underwriters concerning the purchase and sale of the Securities, as follows:

SECTION 1. Registration Statement and Prospectuses.

(a) The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission thereunder, the “1933 Act”), a registration statement on Form S-3 (Registration No. 333-248399), including a prospectus, relating to certain securities of the Company, including the Securities. Such registration statement, including the exhibits thereto, as amended (or deemed to have been amended pursuant to Rule 430A, 430B or 430C under the 1933 Act) from time to time, is hereinafter referred to as the “Registration Statement.” The prospectus in the form in which it appears in the Registration Statement, including the documents, if any, incorporated by reference therein, is hereinafter referred to as the “Base Prospectus.” The Company filed on August 25, 2020 with the Commission pursuant to Rule 424(b) under the 1933 Act a preliminary prospectus supplement to the Base Prospectus relating to the Securities (the “Preliminary Prospectus Supplement”) and proposes to file with the Commission pursuant to Rule 424(b) under the 1933 Act a final prospectus supplement to the Base Prospectus relating to the Securities in the form first used (or made available upon the request of the purchasers pursuant to Rule 173 of the 1933 Act) in connection with the confirmation of sales (the “Prospectus Supplement”). The term “Preliminary Prospectus” means the Base Prospectus together with the Preliminary Prospectus Supplement and the Incorporated Documents (as defined below). The term “Prospectus” means the Base Prospectus together with the Preliminary Prospectus Supplement and the Prospectus Supplement and the Incorporated Documents. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement and the Prospectus shall include all documents incorporated by reference, or deemed to be incorporated by reference, therein that are filed subsequent to the date of the Base Prospectus by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations of the Commission thereunder, the “1934 Act”), or the 1933 Act (collectively, the “Incorporated Documents”).

(b) As used herein, the term “Pricing Disclosure Package” shall mean (i) the Base Prospectus and the Preliminary Prospectus Supplement immediately prior to 2:35 P.M. (New York City time) on August 25, 2020 (the “Applicable Time”), including any document incorporated by reference, or deemed to be incorporated by reference, therein, or any amendment or supplement thereto and (ii) a pricing term sheet in the form attached hereto as Schedule 3 (the “Pricing Term Sheet”). As used herein, the term “Issuer Free Writing Prospectus” means any “issuer free writing prospectus” as defined in Rule 433 of the 1933 Act, including without limitation any “free writing prospectus” (as defined in Rule 405 of the 1933 Act) relating to the Securities that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), in each case, without limitation to any free writing prospectus consented to by the Company and the Representative on behalf of the several Underwriters (each, a “Permitted Free Writing Prospectus”).

SECTION 2. Representations and Warranties.

(a) Representations and Warranties. The Company and each Guarantor, jointly and severally, represent and warrant to each of the Underwriters as of the date hereof, the Applicable Time, and the Closing Time (as defined below), and agree with each of the Underwriters, as follows:

(i) Registration Statement and Prospectus.

(1) The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the 1933 Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the 1933 Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the 1933 Act against the Company or related to the offering has been initiated or, to the Company’s knowledge, threatened by the Commission. No order preventing or suspending the use of the Preliminary Prospectus or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information.

(2) As of the applicable effective date of the Registration Statement and any amendment thereto, the Registration Statement, complied and will comply in all material respects with the 1933 Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of their respective dates, the Preliminary Prospectus and the Prospectus and any amendment or supplement thereto complied in all material respects with the 1933 Act, and as of the Closing Time, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility (the “Form T-1”) of the Trustee under the Trust Indenture Act or (ii) any statements or omissions made in reliance upon and in conformity with the Underwriters’ Information (as defined below).

(ii) Status under the 1933 Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the 1933 Act, in each case at the times specified in the 1933 Act in connection with the offering of the Securities.

(iii) Accurate Disclosure.

(1) Except for statements in such documents which do not constitute part of the Registration Statement or the Prospectus or the Pricing Disclosure Package pursuant to Rule 412 of Regulation C under the 1933 Act, (i) each document filed pursuant to 1934 Act or the 1933 Act and incorporated by reference or deemed to be incorporated by reference in the Prospectus complied when filed or will comply when so filed in all material respects with 1934 Act or the 1933 Act, as the case may be, and the applicable rules and regulations of the Commission thereunder and (ii) each of the Pricing Disclosure Package and any Issuer Free Writing Prospectus (when considered together with the Pricing

Disclosure Package), at the Applicable Time did not, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(2) The statements in the Preliminary Prospectus and the Prospectus under the captions “Description of the Notes” and “Description of Debt Securities,” insofar as, taken together, they purport to describe or summarize certain provisions of the Notes and the Indenture are, when taken together, accurate descriptions or summaries in all material respects.

The representations and warranties in this subsection do not apply to (a) that part of the Registration Statement that constitutes the Form T-1 of the Trust Indenture Act, or (b) statements in or omissions from the Registration Statement, the Permitted Free Writing Prospectus or the Prospectus, or any amendment or supplement thereto, based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter expressly for use in the Registration Statement, the Permitted Free Writing Prospectus or the Prospectus. For purposes of this agreement (this “Agreement”), the only information so furnished shall be the information in the fifth, eleventh and twelfth paragraphs under the heading “Underwriting” in the Preliminary Prospectus (collectively, the “Underwriters’ Information”).

(iv) Issuer Free Writing Prospectus. The Company and the Guarantors (including their agents and representatives, other than the Underwriters in their capacity as such) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the 1933 Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company and the Guarantors or their agents and representatives (other than a communication referred to in clauses (i) (ii) and (iii) below) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the 1933 Act or Rule 134 under the 1933 Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Schedule 4 hereto, including a Pricing Term Sheet substantially in the form of Schedule 3 hereto, which constitute part of the Pricing Disclosure Package and (v) any electronic road show or other written communications, in each case approved in writing in advance by the Representative. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus, including any document incorporated by reference therein that has not been superseded or modified. Each such Issuer Free Writing Prospectus complies in all material respects with the 1933 Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the 1933 Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus accompanying, or delivered prior to delivery of, such Issuer Free Writing Prospectus, at the Applicable Time, did not, and at the Closing Time will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Guarantors make no representation or warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with the Underwriters’ Information.

(v) Independent Accountants. Deloitte & Touche LLP, who certified the financial statements of the Company and supporting schedules incorporated by reference in the Registration Statement, Preliminary Prospectus and Prospectus, are independent public accountants as required by the 1933 Act, the 1934 Act and the Public Accounting Oversight Board.

(vi) Financial Statements; Non-GAAP Financial Measures. The financial statements of the Company included or incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus, together with the related schedules and notes thereto, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of income, comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified, and said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly, in all material respects, in accordance with GAAP, the information required to be stated therein. The selected financial data and the summary financial information included in the Registration Statement, Preliminary Prospectus and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. All disclosures contained in the Registration Statement, the Preliminary Prospectus or the Prospectus, or incorporated by reference therein, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, Preliminary Prospectus, and the Prospectus fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(vii) No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the Pricing Disclosure Package or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries, considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(viii) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Pricing Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(ix) Good Standing of Subsidiaries. Each Guarantor and/ or “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (a “Significant Subsidiary” and together with the Guarantors, each, a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Pricing Disclosure Package and the Prospectus and, in the case of the Company and the Guarantors, to enter into and perform its obligations under this Agreement. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed in the Pricing Disclosure Package and the Prospectus, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or indirectly through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity (collectively, “Liens”), except where such Liens would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only Significant Subsidiaries of the Company are the Significant Subsidiaries listed on Exhibit 21.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2019.

(x) Capitalization. The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Pricing Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Pricing Disclosure Package and the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Pricing Disclosure Package and the Prospectus). The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(xi) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor.

(xii) The Securities. The Notes to be purchased by the Underwriters from the Company are in the form contemplated by the Indenture, have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and the Indenture and, at the Closing Time, will have been executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture. The Guarantees of the Notes have been duly authorized by the Guarantors for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Time, upon execution of the Indenture will have been duly issued by each of the Guarantors and, when the Notes have been authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.

(xiii) The Indenture. The Indenture has been duly authorized by the Company and the Guarantors and, at the Closing Time, will have been duly executed and delivered by the Company and the Guarantors and will constitute a valid and binding agreement of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equity principles. The Base Indenture is duly qualified under and conforms with the requirements of, and, on the Closing Date, the Indenture will be duly qualified under and will conform with the requirements of, the Trust Indenture Act and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(xiv) Registration Rights. No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Securities.

(xv) Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company’s and each Guarantor’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and the consummation of the transactions described in the Pricing Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by the Company and by each Guarantor with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of the Company or any of its Subsidiaries, nor will such action result in any violation of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity (except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, loan, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xvi) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company or any Guarantor, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xvii) Absence of Proceedings. Except as disclosed in the Pricing Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company or any Guarantor, threatened, against or affecting the Company or any of its subsidiaries, which, if determined adversely to the Company or its subsidiaries, as applicable, would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or which might materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in this Agreement or the performance by the Company or of any Guarantor of its obligations hereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any such subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the Pricing Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(xviii) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company or any Guarantor of its obligations hereunder for the issue and sale of the Securities or the consummation by the Company of transactions contemplated by this Agreement, except for (i) the registration of the Securities under the 1933 Act or the rules and regulations thereunder and such consents, approvals, authorizations, registrations or qualifications as may be required under the 1933 Act, the 1934 Act, or the rules and regulations thereunder, and applicable state and foreign securities laws in connection with issuance, offer and sale of the Securities, (ii) the qualification of the Supplemental Indenture under the Trust Indenture Act, or the rules and regulations thereunder, and such consents, approvals, authorizations, registrations or qualifications as may be required under the Trust Indenture Act, or the rules and regulations thereunder, and (iii) consents, approvals, authorizations, orders, filings or registrations that will be completed on or prior to the Closing Time.

(xix) Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xx) Title to Property. The Company and its Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Pricing Disclosure Package and the Prospectus or (B) would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the Pricing Disclosure Package and the Prospectus, are in full force and effect, except for such failures to be in full force and effect as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any such Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of such leases or subleases, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxi) Possession of Intellectual Property. Except as described in the Pricing Disclosure Package and the Prospectus, the Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them except where the failure so to own, possess or license or have other rights to use or acquire would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xxii) Cybersecurity; Data Protection. The Company’s and its subsidiaries’, considered as a whole, information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and in material compliance with all contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(xxiii) Environmental Laws. Except as described in the Pricing Disclosure Package and the Prospectus or as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws to conduct their respective businesses and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxiv) Accounting Controls and Disclosure Controls. The Company and each of its Subsidiaries maintain internal control over financial reporting (as defined under Rule 13-a15 and 15d-15 under the 1934 Act) and a system of internal accounting controls which provides reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Prospectus fairly present the information called for in all material respects and are prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no significant deficiency or material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and each of its Subsidiaries maintain a system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the 1934 Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding disclosure.

(xxv) Payment of Taxes. All income and franchise, and all other material federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided, except for any such tax, charge, fee, levy, fine, penalty or other assessment that (A) is currently being contested in good faith, (B) would not have, or reasonably be expected to have, a Material Adverse Effect or (C) is described in the Pricing Disclosure Package and the Prospectus. The United States federal income tax returns of the Company through the fiscal year ended December 31, 2015 have been settled and no assessment in connection therewith has been made against the Company.

(xxvi) Insurance. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (1) carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally and customarily maintained by companies of established repute engaged in the same or similar business, and (2) all such insurance is in full force and effect. The Company has no reason to believe that it or any of its Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither of the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxvii) Investment Company Act. Neither the Company nor any Guarantor is required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Pricing Disclosure Package and the Prospectus will be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xxviii) Absence of Manipulation. Neither the Company nor any Guarantor nor, to the knowledge of the Company or any Guarantor, any affiliate of the Company has taken, nor will the Company or any Guarantor take or cause any affiliate to take, directly or indirectly, any action which is designed, or would reasonably be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company or any Guarantor to facilitate the sale or resale of the Securities.

(xxix) No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company and the Guarantors, any director, officer or employee of the Company or any of its subsidiaries nor any agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(xxx) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any of the Guarantors, threatened.

(xxxi) No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company and each of the Guarantors, any director, officer or employee of the Company or any of its subsidiaries nor any agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Cuba, Iran, North

Korea, Syria and Crimea (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(xxxii) Lending Relationship. The Company does not intend to use any of the proceeds from the sale of the Securities to repay any outstanding debt owed to any affiliate of any Underwriter, except as described in the Pricing Disclosure Package and the Prospectus.

(xxxiii) Statistical and Market-Related Data. Any statistical and market-related data included in the Pricing Disclosure Package or the Prospectus are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate.

(xxxiv) Regulations T, U and X. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the 1934 Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

(xxxv) No Restrictions on Dividends. No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s shares of capital stock or other ownership interests, from repaying the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated by the Pricing Disclosure Package and the Prospectus.

(xxxvi) Solvency. The Company and the Guarantors taken as a whole are, and immediately after the Closing Time will be, Solvent. As used herein, the term “Solvent” means, with respect to any person(s) on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and become due in the ordinary course and (iv) such person does not have unreasonably small capital with which to conduct its business as such business is now conducted.

(xxxvii) Ratings. Except as otherwise disclosed in the Pricing Disclosure Package, no “nationally recognized statistical rating organization” as such term is defined under Section 3(a)(62) under the 1934 Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering (a) the downgrading, suspension or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned.

(xxxviii) Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for noncompliance that could not reasonably be expected to result in material liability to the Company or its subsidiaries; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan (excluding transactions effected pursuant to a statutory or administrative exemption) that could reasonably be expected to result in a material liability to the Company or its subsidiaries; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or could reasonably be expected to result, in material liability to the Company or its subsidiaries; (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that could reasonably be expected to result in material liability to the Company or its subsidiaries.

(xxxix) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(xl) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) included or incorporated by reference in any of the Registration Statement, the Pricing Disclosure Package or the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(xli) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its Subsidiaries delivered to the Representative or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

SECTION 3. Purchase and Resale by the Underwriters.

(a) The Company understands that the Underwriters intend to offer the Securities for resale on the terms set forth in the Pricing Disclosure Package. Each Underwriter, severally and not jointly, represents, warrants and agrees that:

(i) It has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the 1933 Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Schedule 4 or prepared pursuant to Section 4(e) or Section 5(d) below (including any electronic road show), or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”). Notwithstanding the foregoing, the Underwriters may use the Pricing Term Sheet referred to in Schedule 3 hereto without the consent of the Company.

(ii) It is not subject to any pending proceeding under Section 8A of the 1933 Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period (as defined below)).

(b) The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

SECTION 4. Delivery and Payment; Representations and Warranties and Covenants of the Underwriters.

(a) The Company agrees to issue and sell the Securities to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Underwriter’s name in Schedule 1 hereto at a price equal to 98.625% of the principal amount thereof plus accrued interest, if any, from August 25, 2020 to the Closing Time (as defined below). The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b) Delivery of certificates for the Securities to be purchased by the Underwriters and payment therefore shall be made at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 at 10:00 A.M., New York City time, on September 9, 2020, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representative and the Company may agree upon in writing. The time and date of such payment for the Notes is referred to herein as the “Closing Time”.

(c) Payment for the Notes. Payment for the Notes shall be made at the Closing Time by wire transfer of immediately available funds to the order of the Company.

It is understood that the Representative has been authorized, for its own account and the accounts of the several Underwriters, to accept delivery of and receipt for, and make payment of the purchase price for, the Securities. J.P. Morgan Securities LLC individually and not as a Representative of the Underwriters, may (but shall not be obligated to) make payment for any Securities to be purchased by any Underwriters whose funds shall not have been received by the Representative by the Closing Time for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

(d) Delivery of the Notes. Delivery of the Notes shall be made through the facilities of The Depository Trust Company (“DTC”), having an aggregate principal amount corresponding to the aggregate principal amount of such series of Securities (the “Global Securities”), with any transfer taxes payable upon initial issuance thereof duly paid by the Company, for your respective accounts. Time shall be of the essence, and delivery at the time and place specified in this Agreement is further a condition to the obligations of the Underwriters.

(e) Delivery of Prospectus to Underwriters. Not later than 10:00 a.m. on the second business day following the date the Notes are first released by the Underwriters for resale, the Company shall deliver or cause to be delivered, copies of the Prospectus in such quantities and at such places as the Representative shall reasonably request.

SECTION 5. Covenants. The Company and the Guarantors, jointly and severally, covenant and agree with each of the Underwriters as follows:

(a) Required Filings. The Company and the Guarantors will file the Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the 1933 Act, will file any Issuer Free Writing Prospectus (including the Pricing Term Sheet referred to in Schedule 3 hereto) to the extent required by Rule 433 under the 1933 Act; and the Company will furnish copies of each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representative may reasonably request. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the 1933 Act (without giving effect to the proviso therein) and in any event prior to the Closing Time.

(b) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1934 Act so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Pricing Disclosure Package and the Prospectus. If at any time during the Prospectus Delivery Period any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the Pricing Disclosure Package or the Prospectus in order that the Pricing Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the Pricing Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act, the Company will promptly (A) give the Representative notice of such event, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the Pricing Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representative with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Company shall not distribute or file or use any such amendment or supplement to which the Representative or counsel for the Underwriters shall reasonably object. The Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request. The Company has given the Representative notice of any filings made pursuant to the 1934 Act within 48 hours prior to the Applicable Time; the Company will give the Representative notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representative with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statement. The Company has furnished or will deliver to the Representative and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed herewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representative, without charge, a conformed copy of the Registration Statement as originally filed and each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each Preliminary Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the Prospectus Delivery Period, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the 1933 Act) in connection with sales of the Securities by any Underwriter or dealer.

(e) Blue Sky Qualifications. The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representative shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that neither the Company nor any of the Guarantors shall be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(f) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Registration Statement, the Pricing Disclosure Package and the Prospectus under the heading “Use of Proceeds”.

(g) Earnings Statement. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Agreement not to Sell Additional Securities. During the period of 90 days following the date of this Agreement, the Company will not, without the prior written consent of the Representative (which consent may be withheld in its sole discretion), directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than as contemplated by this Agreement).

(i) Issuer Free Writing Prospectus. The Company agrees that, unless it obtains the prior written consent of the Representative, it will not make, prepare, use, authorize, approve or refer to any Issuer Free Writing Prospectus; provided that the Representative will be deemed to have consented to the Issuer Free Writing Prospectus listed on Schedule 4 hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Representative. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the Pricing Disclosure Package and the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representative and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(j) DTC. The Company shall use commercially reasonable efforts to obtain the approval of DTC to permit the Notes to be eligible for “book-entry” transfer and settlement through the facilities of DTC, and agrees to comply with all of its agreements set forth in the representation letters of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer.

SECTION 6. Payment of Expenses.

(a) Expenses. The Company and the Guarantors, jointly and severally, agree to pay, or cause to be paid, all expenses incident to the performance of their obligations under this Agreement, including (i) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (ii) the fees and disbursements of the Company’s and the Guarantors’ counsel, accountants and other advisors, (iii) the qualification of the Securities under securities laws in accordance with the provisions of Section 5(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of a Blue Sky Survey and any supplement thereto, (iv) the preparation, printing and delivery to the Underwriters of copies of each Preliminary Prospectus, any other components of the Pricing Disclosure Package, any Issuer Free Writing Prospectus and the Prospectus (including all amendments and supplements thereto), and the mailing and delivering of copies thereof to the Underwriters and dealers, (v) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vi) the fees payable in connection with the rating of the Securities with the rating agencies, (vii) all fees and expenses (including reasonable fees and expenses of counsel) of the Company and the Guarantors in connection with approval of the Securities by DTC for “book-entry” transfer, and the performance by the Company and the Guarantors of their respective obligations under this Agreement and (vii) the costs and expenses of the Company relating to investor presentations undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of investor presentation slides and graphics, fees and expenses of any consultants engaged in connection with the investor presentations, and the travel, lodging and transportation expenses of the representatives and officers of the Company and any such consultants, reasonably incurred in connection with the investor presentations.

(b) Termination of Agreement. If this Agreement is terminated by the Representative in accordance with the provisions of Section 7, Section 11(a)(i) or Section 11(a)(iii) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 7. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and each Guarantor contained herein or in certificates of any officer of the Company or any of its Subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their covenants and other obligations hereunder, and to the following further conditions:

(a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose pursuant to Section 8A under the 1933 Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the 1933 Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the 1933 Act) and in accordance with Section 5(b) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representative. The Company shall have paid the required Commission filing fees relating to the Securities within the time period required by Rule 456(1)(i) under the 1933 Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the 1933 Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(b) Representations and Warranties. The representations and warranties of the Company and the Guarantors contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company, the Guarantors and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(c) Opinion and 10b-5 Statement of Counsel for Company. At the Closing Time, the Representative shall have received the favorable opinion and 10b-5 statement, dated the Closing Time, of Winston & Strawn LLP, counsel for the Company and the Guarantors, in substantially the form set forth in Exhibit A-1 hereto,

(d) Opinions of Local Counsel for the Company. At the Closing Time, the Representative shall have received the favorable opinion, dated the Closing Time, of (i) Foley & Lardner LLP, Wisconsin counsel to the Company, in substantially the form set forth in Exhibit

A-2 hereto, (ii) Fredrikson & Byron, P.A., Minnesota counsel to the Company, in substantially the form set forth in Exhibit A-3 hereto, (iii) Spencer Fane LLP, Missouri counsel to the Company, in substantially the form set forth in Exhibit A-4 hereto and (iv) Troutman Pepper Hamilton Sanders LLP, Georgia counsel to the Company, in substantially the form set forth in Exhibit A-5 hereto.

(e) Opinion and 10b-5 Statement of Counsel for Underwriters. At Closing Time, the Representative shall have received the favorable opinion and 10b-5 statement, dated the Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to such matters as the Underwriters may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Pricing Disclosure Package or the Prospectus, any Material Adverse Effect, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer or the President of the Company and of the chief financial or chief accounting officer of the Company, dated the Closing Time, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties of the Company and the Guarantors in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time and (iii) the Company and the Guarantors have complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(g) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representative shall have received from Deloitte & Touche LLP a letter, dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information contained in the Pricing Disclosure Package and the Prospectus.

(h) Bring-down Comfort Letter. At the Closing Time, the Representative shall have received from Deloitte & Touche LLP a letter, dated as of the Closing Time, to the effect that it reaffirms the statements made in the letter furnished pursuant to subsection (g) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(i) No Ratings Agency Change. Subsequent to the earlier of (A) the Applicable Time and (B) the execution and delivery of this Agreement and Prior to the Closing Time, there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined under Section 3(a)(62) under the 1934 Act, and no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, any such rating.

(j) Securities and Indenture. The Securities and the Indenture shall have been executed and delivered by the Company and the Guarantors, as the case may be, in form and substance reasonably satisfactory to the Representative.

(k) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Time, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Time, prevent the issuance or sale of the Securities.

(l) Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Guarantors in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and counsel for the Underwriters.

(m) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to Closing Time, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 6 and except that Sections 2, 8, 9, 10, 16 and 17 shall survive any such termination and remain in full force and effect.

SECTION 8. Indemnification.

(a) Indemnification of Underwriters. The Company and the Guarantors agree, jointly and severally, to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), its directors, its officers, its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in the Preliminary Prospectus, any of the other components of the Pricing Disclosure Package, any Issuer Free Writing Prospectus, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically), or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 8(d) below) any such settlement is effected with the written consent of the Company;

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative (subject to Section 8(c))), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement, the Preliminary Prospectus, any of the other components of the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriters’ Information.

(b) Indemnification of Company and the Guarantors, Directors and Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company and the Guarantors, each of their respective directors, each of its officers, and each person, if any, who controls the Company or any of the Guarantors within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, the Pricing Disclosure Package, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriters’ Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (other than local counsel), reasonably approved by the indemnifying party, representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified parties, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 or Section 9 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 8(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Guarantors, on the one hand, and the total discount received by the Underwriters, on the other hand, as provided in this Agreement.

The relative fault of the Company and the Guarantors, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors, on the one hand, or by the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Guarantors and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the discount received by such Underwriter in connection with the Securities distributed by it exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 9, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates, directors, officers and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company or a Guarantor, each officer of the Company or a Guarantor, and each person, if any, who controls the Company or a Guarantor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company and the Guarantors. The Underwriters’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the number of Securities set forth opposite their respective names in Schedule 1 hereto and not joint.

The remedies provided for in Sections 8 and 9 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.

SECTION 10. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its Subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, any person controlling the Company or any Guarantor and (ii) delivery of and payment for the Securities.

SECTION 11. Termination of Agreement.

(a) Termination. The Representative, in its absolute discretion, may terminate this Agreement without liability to the Company, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Pricing Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings or business affairs or business prospects of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities issued or guaranteed by the Company or any of the Guarantors has been suspended or materially limited by the Commission or the New York Stock Exchange, or (iv) if trading generally on the New York Stock Exchange or on the Nasdaq Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, Financial Industry Regulatory Authority (“FINRA”) or any other governmental authority, or (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities, that, in the judgment of the Representative, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date on the terms and in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Prospectus.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 6 hereof, and provided further that Sections 2, 8, 9, 10, 15, 16 and 17 shall survive such termination and remain in full force and effect.

SECTION 12. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other Underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(i) if the number of Defaulted Securities does not exceed 10% of the principal amount of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii) if the number of Defaulted Securities exceeds 10% of the principal amount of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the (i) Representative or (ii) the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Pricing Disclosure Package or, the Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 12.

SECTION 13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representative, c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Facsimile: (212) 270-1063, Attention: High Yield Legal Department; notices to the Company and the Guarantors shall be directed to it at TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, attention of Thomas E. O’Neill, Executive Vice President, General Counsel and Chief Administrative Officer and Corporate Secretary.

SECTION 14. No Advisory or Fiduciary Relationship. The Company and each Guarantor acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the initial offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and such Guarantors, on the one hand, and the several Underwriters, on the other hand, and does not constitute a recommendation, investment advice, or solicitation of any action by the Underwriters, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, such Guarantor, any of their respective subsidiaries, or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or such Guarantor with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company, such Guarantor or any of their respective subsidiaries on other matters) and no Underwriter has any obligation to the Company, such Guarantor with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or such Guarantor, (e) the Underwriters have not provided any legal, accounting, regulatory, investment or tax advice with respect to the offering of the Securities and the Company and such Guarantor has consulted their own respective legal, accounting, financial, regulatory and tax advisors to the extent it deemed appropriate, and (f) none of the activities of the Underwriters in connection with the transactions contemplated herein constitutes a recommendation, investment advice or solicitation of any action by the Underwriters with respect to any entity or natural person.

SECTION 15. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company, the Guarantors and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company, the Guarantors and their respective successors and the controlling persons and officers and directors referred to in Sections 8 and 9 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company, the Guarantors and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates), each Guarantor (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 17. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

SECTION 18. Submission to Jurisdiction. The Company and each of the Guarantors hereby submits to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and each of the Guarantors waive any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. Each of the Company and each of the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and each Guarantor, as applicable and may be enforced in any court to the jurisdiction of which Company and each Guarantor, as applicable, is subject by a suit upon such judgment.

SECTION 19. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 20. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 22. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 23. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 24. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 24:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Remainder of Page Intentionally Left Blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours,

TREEHOUSE FOODS, INC.

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP, Chief Administrative Officer and General Counsel

BAY VALLEY FOODS, LLC
as Guarantor

By:	/s/ Thomas E. O’Neill
Name:	Thomas E. O’Neill
Title:	EVP, General Counsel and Corporate Secretary

STURM FOODS, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
Name:	Thomas E. O’Neill
Title:	EVP and Secretary

S.T. SPECIALTY FOODS, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
Name:	Thomas E. O’Neill
Title:	EVP and Secretary

ASSOCIATED BRANDS, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

PROTENERGY HOLDINGS, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

PROTENERGY NATURAL FOODS, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

TREEHOUSE PRIVATE BRANDS, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

LINETTE QUALITY CHOCOLATES, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

RALCORP FROZEN BAKERY PRODUCTS, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

COTTAGE BAKERY, INC.
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

THE CARRIAGE HOUSE COMPANIES, INC.
as Guarantor
By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

AMERICAN ITALIAN PASTA COMPANY
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

TREEHOUSE FOOD SERVICES, LLC
as Guarantor

By:	/s/ Thomas E. O’Neill
	Name:	Thomas E. O’Neill
	Title:	EVP and Secretary

CONFIRMED AND ACCEPTED,
as of the date first above written:

J.P. MORGAN SECURITIES LLC

By	/s/ Timothy Lynch
Authorized Signatory

For itself and as Representative of the several Underwriters named in Schedule 1 hereto.

SCHEDULE 1

Name of Underwriter	Principal Amount of Securities to be Purchased

J.P. Morgan Securities LLC	$181,812,000
BofA Securities, Inc.	$113,637,000
Wells Fargo Securities, LLC	$72,728,000
BMO Capital Markets Corp.	$36,364,000
Barclays Capital Inc.	$13,637,000
Capital One Securities, Inc.	$13,637,000
MUFG Securities Americas Inc.	$13,637,000
PNC Capital Markets LLC	$13,637,000
Rabo Securities USA, Inc.	$13,637,000
TD Securities (USA) LLC	$13,637,000
Truist Securities, Inc.	$13,637,000

Total	$500,000,000

Sch. 1-1

SCHEDULE 2

Guarantors

1.	Bay Valley Foods, LLC

2.	Sturm Foods, Inc.

3.	S.T. Specialty Foods, Inc.

4.	Associated Brands, Inc.

5.	Protenergy Holdings, Inc.

6.	Protenergy Natural Foods, Inc.

7.	TreeHouse Private Brands, Inc.

8.	Linette Quality Chocolates, Inc.

9.	Ralcorp Frozen Bakery Products, Inc.

10.	Cottage Bakery, Inc.

11.	The Carriage House Companies, Inc.

12.	American Italian Pasta Company

13.	TreeHouse Foods Services, LLC

Sch. 2-1

SCHEDULE 3

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-248399

Final Term Sheet

$500,000,000 4.000% Senior Notes due 2028

Term Sheet

August 25, 2020

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated August 25, 2020 (the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus.

The size of the offering of the notes has been upsized from $400,000,000 to $500,000,000 aggregate principal amount of the notes. All amounts and other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by such upsizing and the other information set forth herein.

Issuer:	TreeHouse Foods, Inc.

Principal Amount:	$500,000,000

Title of Securities:	4.000% Senior Notes due 2028

Maturity:	September 1, 2028

Offering Price:	100.000%

Coupon:	4.000%

Yield to Maturity:	4.000%

Interest Payment Dates:	Each March 1 and September 1, commencing March 1, 2021

Record Dates:	February 15 and August 15

Optional Redemption:	Make-whole call at T+50 until September 1, 2023.

Sch. 3-1

On or after September 1, 2023 at the prices set forth below, plus accrued and unpaid interest, if redeemed during the twelve month period beginning on September 1 of the years indicated below:

Year	Price
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

Equity Clawback:	Up to 40% at 104% prior to September 1, 2023

Change of control:	Putable at 101% of principal plus accrued interest

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC BMO Capital Markets Corp.

Co-Managers:	Barclays Capital Inc. Capital One Securities, Inc. MUFG Securities Americas Inc. PNC Capital Markets LLC Rabo Securities USA, Inc. TD Securities (USA) LLC Truist Securities, Inc.

Trade Date:	August 25, 2020

Other Relationships:	An affiliate of BofA Securities, Inc. is the administrative agent under the Issuer’s credit agreement, and affiliates of certain of the other underwriters are also lenders under the credit agreement. In addition, certain of the underwriters acted as underwriters for one or more of the Issuer’s prior issuances of senior notes. An affiliate of Wells Fargo Securities, LLC is the trustee under the indenture that will govern the notes.

Settlement Date:	September 9, 2020 (T+10)

The Issuer expects that delivery of the notes will be made against payment therefor on or about the tenth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisors.

Minimum Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Sch. 3-2

Net Proceeds:	Approximately $491.7 million, after deducting commissions payable to the Underwriters and estimated expenses of the offering.

CUSIP Number:	89469AAD6

ISIN Number:	US89469AAD63

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at (866) 803-9204.

Sch. 3-3

SCHEDULE 4

Schedule of Issuer Free Writing Prospectuses included in the Disclosure Package

1. Term Sheet attached as Schedule 3 hereto

Sch. 4